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                                                                    10. (vi) (B)

                     General Electric Capital Corporation
                              260 Long Ridge Road
                              Stamford, CT  06927


December 20, 1996


Mr. Roger V. Goddu
930 Olentangy Road
Franklin Lakes, New Jersey  07417


Dear Roger:

Reference is made to that certain Employment Agreement, dated December 20, 1996, by and among you, Montgomery Ward & Co., Incorporated (the "Company") and Montgomery Ward Holding Corp. ("Holding") (the "Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

In order to induce you to accept the offer of employment contained in the Agreement, General Electric Capital Corporation ("GECC") agrees with you as follows:

     1. Affiliates. By virtue of the equity investment made by GECC in Holding, both the Company and Holding are "affiliates" of the General Electric Company ("GE") and GECC for purposes of the GE 1990 Long Term Incentive Plan (the "GE Plan").

     2. GE Restricted Stock. On or before January 6, 1997 (the "Start Date"), GE will grant you 60,000 shares of GE Common Stock (the "GE Stock") pursuant to the terms and conditions of the GE Plan. Restrictions on 12,000 shares of the GE Stock will lapse on each December 31, beginning on December 31, 1997, provided, that such restrictions will not lapse unless you are, and have been at all times since the Start Date, employed by the Company on such dates. If the Board of Directors of GE does not approve the grant of GE Stock in accordance with this paragraph 2, GECC agrees to take whatever steps may be necessary in the circumstances in order to enable you, as nearly as practicable, to realize substantially the same economic benefits which you could otherwise have realized under the terms of this paragraph 2.

     3. GE Options. (a) On or before the Start Date, GE will grant you stock options (the "Options") to purchase up to 60,000 shares of GE Stock pursuant to the terms and conditions of the GE Plan. The exercise price per share of GE Stock


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purchasable under the Options shall be the closing price of a share of GE Stock on the New York Stock Exchange as of the date of grant by the GE Board of Directors. Subject to the provisions of the GE Plan, the options will become vested in successive cumulative installments of 20,000 of the underlying shares on January 6, 1999, January 6, 2001 and January 6, 2003; provided, however, that no installment shall vest unless you are, and have been at all times since the date of grant through each such date of vesting, employed by the Company. If the Board of Directors of GE does not approve the grant of GE Stock in accordance with this paragraph 3(a), GECC agrees to take whatever steps may be necessary in the circumstances in order to enable you, as nearly as practicable, to realize substantially the same economic benefits which you could otherwise have realized under the terms of this paragraph 3(b).

     (b) On an annual basis beginning in 1997, GE will grant you, at such time as similar grants are made to its employees, Options to purchase up to 25,000 shares of GE Stock, up to an aggregate of 125,000 shares pursuant to the terms and conditions of the GE plan. The exercise price per share of GE Stock purchasable under the Options shall be the closing price of a share of GE Stock on the New York Stock Exchange as of the date of grant. 50% of such Options will become vested three years from the applicable date of grant and the remaining 50% will become vested five years from the applicable date of grant, provided, however, that no installment shall vest unless you are, and have been at all times since the date of grant through each such date of vesting, employed by the Company. If the Board of Directors of GE does not approve the grant of GE Stock in accordance with this paragraph 3(b), GECC agrees to take whatever steps may be necessary in the circumstances in order to enable you, as nearly as practicable to realize substantially the same economic benefits which you could otherwise have realized under the terms of this paragraph 3(b).

     4. Holding Options. (a) On the Effective Date of the Agreement, GECC will grant you options (the "Holding Options") to purchase from GECC that number of shares of Stock which equals 5% of the issued and outstanding shares of Stock on a fully diluted basis after giving effect to the stock options granted to you pursuant to Section 6(a) of the Agreement as of the date of this Agreement. For purposes of this calculation, the number of shares of Stock underlying the Holding Options shall be adjusted upwards from time to time until the last day of the fiscal year of the Company ending on or about December 31, 1998, to give effect to the grant of stock options during such period to management employees of the Company covering up to 10% of the outstanding shares of Stock on a fully diluted basis after giving effect to such grants. The Holding Options will become vested in successive cumulative installments of 25% of the underlying shares on each December 31, beginning on December 31, 1997; provided, however, that no installment shall vest unless at such time you are, and have been at all times since the date of grant, employed by the Company. The exercise price per share of Stock underlying the Holding Options shall be equal to the Fair Market Value Per Share, as of December 29, 1996 (i.e. the first day of the 1997 fiscal year).


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     Notwithstanding anything in this Section 4 to the contrary, none of such vested Holding Options shall be exercisable unless the Appraised Value (as defined below) of the Company is equal to or greater than $1 billion at any time during the period of your employment plus twelve months thereafter (up to a maximum of six years after December 26, 1996). The vested Holding Options will be exercisable at any time and from time to time during your employment with the Company and through the last day of the third month after termination of such employment.

     Under no circumstances will a Change in Control under the Agreement be deemed to occur solely as a result of your exercise of the Holding Options. No Holding Option is transferable or assignable except that you may transfer all or part of the Holding Options to a family trust of other such trust created for the benefit of you, your spouse and/or your children for estate planning purposes.

     The term "Appraised Value" shall mean the fair market value of the consolidated common equity of the Company as determined under Section 3.10 of the Stockholders Agreement.

     (b) Subject to your put rights described in Section 4(c) hereof, GECC shall have the right to repurchase any shares of Stock (the "GE Call Shares") acquired by you pursuant to the exercise by you of your vested Holding Options in accordance with the terms of this Agreement, at any time and from time to time during the period beginning on the date of termination of your employment with the Company and ending on the date that is 90 days after the expiration of all of your rights to exercise your vested Holding Options. The purchase price (the "GE Call Purchase Price") for such GE Call Shares shall be equal to the Fair Market Value per Share as of the first day of the fiscal year in which the Closing Date (as defined below) occurs determined in accordance with Section
3.10 of the Stockholders Agreement, multiplied by the number of GE Call Shares being purchased by GECC. GECC shall exercise its rights hereunder by delivering a written notice to you setting forth the number of GE Call Shares it is purchasing and the expected date of closing, which shall be no later than 10 days after the date of such written notice (the "Closing Date"). On the Closing Date, you shall deliver to GECC stock certificates representing the GE Call Shares being purchased by GECC free and clear of any and all liens, claims or encumbrances of any kind in exchange for the GE Call Purchase Price by check or wire transfer in immediately available funds.

     (c) You shall have the right, at any time and from time to time during the period beginning on December 31, 1997 and ending on the date that is 90 days after the expiration of all of your rights to exercise your vested Options, to request GECC to repurchase any shares of Stock (the "GE Put Shares") acquired by you pursuant to your exercise of any vested Holding Option in accordance with the terms of this Agreement. The purchase price (the "GE Put Purchase Price") for each such GE Put Share shall be equal to the Fair Market Value Per Share as of the first day of the fiscal year of the Company in which the Executive Notice is given, determined in accordance with Section 3.10 of the Stockholders Agreement, multiplied by the number of GE Put Shares being


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purchased by GECC. You may exercise your rights hereunder by delivering a written notice (the "Executive Notice") to GECC setting forth (i) the number of GE Put Shares it is requesting Holding to purchase; and (ii) the date ("Put Closing Date") upon which the purchase of such GE Put Shares shall occur, which shall not be less than 30 nor more than 90 days after the Executive Notice.

     On the Put Closing Date, you shall deliver to GECC stock certificates representing the GE Put Shares being purchased by GECC free and clear of any and all liens, claims or encumbrances of any kind in exchange for the GE Put Purchase Price which shall be payable by check or wire transfer in immediately available cash funds.

     5. Liquidity Back-Stop. To the extent that, pursuant to Section 6(f) of the Agreement, Holdings cannot purchase all your Put Shares due to the Limitation of Article IV of the Stockholders' Agreement, you will have the right to require GECC to purchase any such Put Shares for a cash purchase price of up to $15,000,000 (less the amount of any purchases by GECC or Holding of Stock from you under any other provision hereof or the Agreement) during any fiscal year of the Company, beginning with the 1998 fiscal year (and to the extent this provision is utilized to an extent less than $15,000,000 in any such fiscal year, such unutilized portion shall be rolled over to the next fiscal year on a cumulative basis), up to an aggregate amount of $75,000,000 (less the amount of any purchases by GECC or Holding of Stock from you under any other provision hereof or the Agreement), such amounts to be determined on a cashless exercise basis (i.e. the spread of the Fair Market Value Per Share paid over the exercise price for such option shares).

     You may exercise this right by prior written notice to GECC, which notice shall specify (i) the number of Put Shares with respect to which you desire to exercise this right and (ii) the closing date for such purchase and sale, which shall not be earlier than 30 days nor later than 90 days after such notice. The purchase price for such Put Shares shall be the same as the purchase price applicable to such Put Shares under Section 6(f) of the Agreement, and shall be paid by check or wire transfer in immediately available funds against delivery of such Put Shares in the manner provided in said Section 6(f) of the Agreement. In addition, to the extent that at any such closing date you are holding promissory notes from Holding given to you pursuant to said Section 6(f) of the Agreement, at any such closing you may also put such Holding notes to GECC, free and clear of any encumbrance and duly endorsed for transfer against payment by GECC to you of the aggregate principal amount of such notes, together with any accrued but unpaid interest due thereon, by check or wire transfer in immediately available funds.

     6. Limitation on Obligations. The obligation of GECC under Section 4(c) to purchase Put Shares and under Section 5 to provide liquidity shall not exceed a total of $15,000,000 (less the amount of any purchases by GECC or Holding of Stock from you under any other provision hereof or the Agreement) in the aggregate in any fiscal year of the Company, beginning with the 1998 fiscal year (and, to the extent purchases are less than $15,00,000 in any such fiscal year, such unutilized portion shall be rolled over to the


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next fiscal year on a cumulative basis), up to an aggregate amount of
$75,000,000 (less the amount of any purchases by GECC or Holding of Stock from you under any other provision hereof or the Agreement) for all such purchases of Put Shares, such amounts to be determined on a cashless exercise basis (i.e. the spread of the Fair Market Value Per Share paid over the exercise price for such option shares).

     7. Resignation and Confidentiality. This letter agreement will become null and void if you do not tender your resignation to Current Employer by the close of business today. You agree not to disclose the contents of this letter to Current Employer or to any other potential employer except as may be legally required.

     If the foregoing terms are acceptable to you, please so signify by signing your name in the space indicated below.


Very truly yours,

General Electric Capital Corporation


By:    /s/  Edward D. Stewart
       -----------------------------
Name:       Edward D. Stewart


Agreed and Accepted


       /s/  Roger V. Goddu
       -----------------------------
            Roger V. Goddu




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